EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $9.3 Million for 2015, Up 24% From $7.5 Million in 2014

Declares Seventeenth Consecutive Regular Dividend

MCLEAN, Va., Jan. 21, 2016 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc.(“Southern National”) announced today that net income for the year ended December 31, 2015 was $9.3 million compared to $7.5 million for the year ended December 31, 2014. In addition, Southern National declared a regular quarterly dividend of $.08 per share payable on February 19, 2016 to shareholders of record on February 8, 2016.

Overview

2015 was a solid year where we built on what we put in place in 2014 and 2013 – including the acquisition of Prince George’s Federal Savings (PGFSB) and the purchase of a 44% interest in Southern Trust Mortgage (STM).

  Total assets of the Bancorp exceeded $1 billion for the first time. Total assets were $916.6 million at year-end 2014.
  The primary driver of asset growth was net loans which ended 2015 at $821.0 million compared to $696.1 million as of December 31, 2014. Commercial loan originations were $195.2 million during 2015, and purchases of residential portfolio product from STM totaled $51.4 million in 2015.
  In addition to our regular quarterly dividends we paid special dividends of $.20 per share in 2015 and $.30 in 2014. Strong profitability and strong capital allowed us to compensate our shareholders.
  Southern National’s efficiency ratio was 57.64% for the year ended December 31, 2015, and 60.45% for 2014.
  The pre-tax contribution to earnings from STM was $1.5 million in 2015, $558 thousand in 2014. Our original investment in STM common shares was $3.2 million. We have so far recouped 62% of that investment.  In addition, we own preferred stock in STM which has a yield of 7.5%.  We also provide a warehouse line for STM, service the warehouse line for Eastern Virginia Bankshares who participates in the line and buy portfolio product as noted above.

Net Interest Income

Average loans during 2015 were $761.6 million compared to $608.6 million in 2014. The net interest margin for the year was 4.07% in 2015, down from 4.60% in 2014. The decline in the net interest margin was partially attributable to an increase in the residential loan portfolio resulting from the PGFSB acquisition and the residential portfolio purchases from STM during the year. Net interest income was $36.6 million during the year ended December 31, 2015, compared to $33.4 million during the prior year. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $2.6 million to net interest income during the year ended December 31, 2015, compared to $3.1 million during 2014. Other factors that resulted in the decline were:  (1) the weighted average interest rate on loans decreasing from 5.69% for the year ended December 31, 2014 to 5.27% for 2015, primarily because of the growth of the single-family residential portfolio as noted above; (2) the average balance of other earning assets, which is primarily interest earning balances at the Federal Reserve Bank (FRB), was $12.8 million more in 2015 compared to 2014 which decreased the net interest margin by approximately 6 basis points.  Going forward, we expect cash balances to be held at a lower level; (3) the cost of deposits increased from 0.71% for the year ended December 31, 2014, to 0.90% for the year ended December 31, 2015, as a result of increased retail money market rates and lengthening certificate of deposit maturities.

Net interest income was $9.5 million in the quarter ended December 31, 2015 up from $9.2 million during the same period the prior year. Average loans during the fourth quarter of 2015 were $803.3 million compared to $683.3 million during the same period last year. The net interest margin was 4.07% in the fourth quarter of 2015, up from 3.87% in the third quarter of 2015, but down from 4.41% in the fourth quarter of 2014.   On a more positive note, the improvement in net interest margin over the third quarter of 2015 was attributable primarily to the decrease in the average balance of other earning assets in the amount of $44.2 million and the cost of funds decreasing one basis point during the fourth quarter of 2015.   The cost of funds decrease was the result of refinancing $20 million of fixed rate Federal Home Loan Bank advances in November 2015, which extended the maturities and reduced the interest rate. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and PGFSB contributed $614 thousand to net interest income during the three months ended December 31, 2015, compared to $837 thousand during the same period in 2014.

There was very little impact from the Fed rate increase which will be discussed further in the section on interest sensitivity of the loan portfolio.

Noninterest Income

Noninterest income increased to $3.8 million in 2015 from $2.4 million in 2014. We recognized income from our equity investment in STM in the amount of $1.5 million during 2015 compared to $558 thousand in 2014. We closed on STM in May 2014, therefore, we recognized approximately seven and one half months of income in the year ended December 31, 2014. In the second quarter of 2015 we transferred from our held-to-maturity (HTM) portfolio all of the trust preferred securities and a non-government sponsored residential collateralized mortgage obligation (CMO) that had previously been classified as other than temporarily impaired to the available-for-sale (AFS) classification.  We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand. Due to the significant deterioration in these issuers’ creditworthiness we feel that our change in classification does not taint our intention to hold to maturity in regards to the remainder of our HTM portfolio.

During 2014, we sold part of our investment in CapitalSouth Partners Fund III, a Small Business Investment Company, for a gain of $202 thousand.  There were OTTI charges of $41 thousand for one trust preferred security during 2014.

Noninterest Expense

Noninterest expenses were $23.3 million during 2015, compared to $21.1 million during 2014.  During 2015, we had losses on other real estate owned (OREO) of $740 thousand as we charged down five OREO properties which proved challenging to sell.  This was partially offset by gains on the sale of six properties in the amount of $449 thousand, resulting in a net loss of $291 thousand.  The net gain on OREO for 2014 was $433 thousand. The gain in 2014 resulted from the sale of eight OREO properties at a gain of $1.1 million, the sale of three properties at a loss of $466 thousand, and impairment of $160 thousand on two properties. Merger expenses were $487 thousand during 2014. There were no such expenses in 2015. Employee compensation increased by $1.6 million during 2015 compared to 2014, mainly as a result of the PGFSB merger.  Total full time equivalent employees increased from 153 as of June 30, 2014 to 181 as of December 31, 2015 primarily as a result of the PGFSB merger.  During the fourth quarter of 2015, we refinanced $20 million of Federal Home Loan Bank of Atlanta advances and incurred a prepayment penalty in the amount of $184 thousand.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2015 and 2014 (in thousands):

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	December 31, 2015			December 31, 2014
Loans secured by real estate:
Commercial real estate - owner-occupied	$-	$141,521	$141,521	$-	$136,597	$136,597
Commercial real estate - non-owner-occupied	-	256,513	256,513	-	200,517	200,517
Secured by farmland	-	578	578	-	612	612
Construction and land loans	-	67,832	67,832	-	57,938	57,938
Residential 1-4 family	12,994	165,077	178,071	14,837	123,233	138,070
Multi- family residential	-	25,501	25,501	-	21,832	21,832
Home equity lines of credit	21,379	13,798	35,177	23,658	9,751	33,409
Total real estate loans	34,373	670,820	705,193	38,495	550,480	588,975

Commercial loans	-	124,985	124,985	-	114,714	114,714
Consumer loans	-	1,366	1,366	-	1,564	1,564
Gross loans	34,373	797,171	831,544	38,495	666,758	705,253

Less deferred fees on loans	-	(2,119)	(2,119)	1	(1,782)	(1,781)
Loans, net of deferred fees	$34,373	$795,052	$829,425	$38,496	$664,976	$703,472

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Interest Sensitivity

We report in our 10Q’s and our 10K the impact of interest rate shocks on projected net interest income. We analyze the impact of 100 to 400 basis point shifts in the yield curve under various scenarios. Nothing on that scale has happened yet and everyone has a different opinion of what the Fed is likely to do.

Sonabank is asset sensitive. Our net interest income will tend to rise as interest rates rise. An immediate rate shock of 100 basis points across the yield curve would result in slightly more than a 1% increase of the Bank’s net interest income. The increase of 100 basis points hasn’t happened yet. The only thing which has happened is that the Fed raised its target rate for Fed Funds on December 17, 2015, and the prime rate rose in lock step by ¼%. This will ultimately be significant since $422 million of our $844 million gross loan portfolio is tied to the prime rate in one way or another.

  $33 million or 8% of the $422 million tied to the prime rate adjusts daily. That didn’t have much of an impact since it was a small amount for just 14 days.
  $111 million or 26% of the $422 million tied to the prime rate adjusts monthly. These loans adjusted to the December 17, 2015 rate increase on January 1, 2016.
  $109 million or 26% of the $422 million are pegged to a margin over the prime rate but are at a floor that is above the current prime rate plus the given margin.  This $109 million will adjust once the prime rate plus the margin exceeds the floor. The weighted average floor is 5.22% which exceeds the weighted average prime rate plus the margin by approximately 92 basis points.
  $169 million or 40% of our $422 million tied to the prime rate adjusts at a future date.

This is a summary:

			Currently	Adjusts at a
	Adjusts	Adjusts	Operating	Future Date
	Daily	Monthly	at a Floor	(No Floor)	Total

SBA loans	$-	$54,894	$-	$-	$54,894
GAB HELOC	-	23,867	-	-	23,867
Other HELOC	-	1,155	5,246	-	6,401
CRE loans	12,971	-	81,088	146,810	240,869
Commercial lines of credit	8,808	9,695	14,573	-	33,076
Commercial term loans	3,035	5,770	-	15,290	24,095
Commercial construction	4,780	10,585	-	-	15,365
Other	3,706	4,908	7,849	7,015	23,478

Total	$33,300	$110,874	$108,756	$169,115	$422,045

Loan Loss Provision/Asset Quality

The loan loss provision for the year ended December 31, 2015 was $3.2 million, compared to $3.4 million for the same period last year.  Charge offs for the year ended December 31, 2015 were $2.7 million, compared to $3.3 million for the same period in 2014.

Non-covered OREO as of December 31, 2015 was $10.1 million compared to $13.1 million as of the end of the previous year. During 2015, two properties in the amount of $1.6 million were transferred to OREO.  There were sales of OREO properties totaling $3.8 million and recognition of impairment totaling $740 thousand during 2015.

Non-covered nonaccrual loans were $632 thousand (excluding $3.5 million of loans fully covered by SBA guarantees) at December 31, 2015 compared to $988 thousand (excluding $4.7 million of loans fully covered by SBA guarantees) at the end of 2014.  The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 1.60% at the end of 2014 to 1.07% at December 31, 2015. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of non-covered loans at December 31, 2015 was 1.06%, compared to 1.11% at the end of 2014. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be adjusted.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $101.0 million at December 31, 2015 up from $96.3 million at December 31, 2014.

Securities in our investment portfolio as of December 31, 2015 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $20.8 million and residential government-sponsored collateralized mortgage obligations totaling $2.9 million callable agency securities in the amount of $55.9 million

  municipal bonds in the amount of $15.1 million with a taxable equivalent yield of 3.32% and ratings ranging from Aaa to Aa1 (Moody’s) and AAA to AA- (Standard & Poor’s)

  trust preferred securities in the amount of $6.2 million, $4.1 million of which is Alesco VII A1B which is rated A1 (Moody’s), BBB+ (Standard and Poor’s) and A (Fitch)

During 2015, we purchased $16.0 million of callable agency securities and $2.2 million of residential government-sponsored mortgage-backed securities. Two callable agency securities in the amount of $5.0 million and two municipal bonds in the amount of $2.6 million were called.

Deposits

Total deposits were $825.3 million at December 31, 2015 compared to $742.4 million at December 31, 2014.   Noninterest-bearing demand deposits and NOW accounts were $111.8 million at December 31, 2015 up from $94.6 million at December 31, 2014.

Stockholders’ Equity

After repurchasing a total of 62,177 shares at an average price of $11.60 under a previously announced share repurchase program, total stockholders’ equity increased from $114.0 million at December 31, 2014 to $119.6 million at December 31, 2015 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 13.13% and 12.99% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of December 31, 2015.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.036 billion at December 31, 2015.  Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket,  Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$30,336	$38,320
Investment securities-available for sale	4,209	2,285
Investment securities-held to maturity	96,780	94,058
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,929	5,681
Loans receivable, net of unearned income	829,425	703,472
Allowance for loan losses	(8,421)	(7,414)
Net loans	821,004	696,058
Intangible assets	11,607	11,868
Bank premises and equipment, net	8,882	9,453
Bank-owned life insurance	23,126	20,990
FDIC indemnification asset	2,922	3,571
Other assets	30,312	34,361
Total assets	$1,036,107	$916,645

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$111,849	$94,578
Money market accounts	131,731	137,297
Savings accounts	49,939	44,155
Time deposits	531,775	466,395
Total deposits	825,294	742,425
Securities sold under agreements to repurchase	10,381	13,794
Federal Home Loan Bank advances - short term	59,000	15,250
Federal Home Loan Bank advances - long term	15,000	25,000
Other liabilities	6,796	6,197
Total liabilities	916,471	802,666
Stockholders' equity	119,636	113,979
Total liabilities and stockholders' equity	$1,036,107	$916,645

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Interest and dividend income	$11,386	$10,541	$43,701	$38,091
Interest expense	1,896	1,381	7,077	4,673
Net interest income	9,490	9,160	36,624	33,418
Provision for loan losses	296	1,100	3,171	3,444
Net interest income after provision for loan losses	9,194	8,060	33,453	29,974
Account maintenance and deposit service fees	250	232	953	826
Income from bank-owned life insurance	172	161	636	617
Equity income from mortgage affiliate	189	51	1,459	558
Net impairment losses recognized in earnings	-	-	-	(41)
Net gain on sale of available for sale securities	-	-	520	-
Gain on sale of other assets	-	-	7	202
Other	42	57	206	202
Noninterest income	653	501	3,781	2,364
Employee compensation and benefits	3,329	2,738	11,860	10,225
Occupancy expenses	952	1,046	4,084	3,952
FDIC assessment	162	169	664	569
Change in FDIC indemnification asset	279	392	630	1,230
Net (gain) loss on other real estate owned, net	(69)	-	291	(433)
Other expenses	1,644	1,302	5,749	5,558
Noninterest expense	6,297	5,647	23,278	21,101
Income before income taxes	3,550	2,914	13,956	11,237
Income tax expense	1,212	953	4,667	3,754
Net income	$2,338	$1,961	$9,289	$7,483

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Per Share Data :
Earnings per share - Basic	$0.19	$0.16	$0.76	$0.63
Earnings per share - Diluted	$0.19	$0.16	$0.75	$0.63
Book value per share			$9.78	$9.33
Tangible book value per share			$8.83	$8.23
Weighted average shares outstanding - Basic	12,218,380	12,207,794	12,224,494	11,846,126
Weighted average shares outstanding - Diluted	12,349,157	12,321,828	12,330,431	11,927,083
Shares outstanding at end of period			12,234,443	12,216,669

Selected Performance Ratios and Other Data:
Return on average assets	0.93%	0.86%	0.95%	0.94%
Return on average equity	7.71%	6.73%	7.87%	6.76%
Yield on earning assets	4.88%	5.07%	4.85%	5.24%
Cost of funds	0.95%	0.78%	0.91%	0.75%
Net interest margin	4.07%	4.41%	4.07%	4.60%
Efficiency ratio (1)	62.76%	58.45%	57.64%	60.45%
Net charge-offs to average loans	0.002%	0.12%	0.28%	0.51%
Amortization of intangibles	$65	$69	$261	$220

			As of
			December 31,	December 31,
			2015	2014

Stockholders' equity to total assets			11.55%	12.43%
Tier 1 risk-based captial ratio			13.13%	15.19%
Intangible assets:
Goodwill			$10,514	$10,514
Core deposit intangible			1,093	1,354
Total			$11,607	$11,868

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$4,173	$5,652
Loans past due 90 days and accruing interest			-	-
Other real estate owned			10,096	13,051
Total nonperforming assets			$14,269	$18,703
Allowance for loan losses to total non-covered loans			1.06%	1.11%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets			1.07%	1.60%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $3.5 million and $4.7 million at December 31, 2015 and December 31, 2014, respectively.

Contact: R. Roderick Porter, President
Phone: 202-464-1130 ext. 2406
Southern National Bancorp, NASDAQ Symbol SONA
Website: www.sonabank.com